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                                                                     EXHIBIT 5.1

June 2, 2004

                                                    Mayer, Brown, Rowe & Maw LLP
                                                       190 South La Salle Street
                                                    Chicago, Illinois 60603-3441

                                                         Main Tel (312) 782-0600
                                                         Main Fax (312) 701-7711
                                                          www.mayerbrownrowe.com

Friendly Ice Cream Corporation
Friendly's Restaurants Franchise, Inc.
1855 Boston Road
Wilbraham, Massachusetts 01095

Re:  Registration Statement on Form S-4
     ----------------------------------

Ladies and Gentlemen:

     We have acted as special counsel for Friendly Ice Cream Corporation (the "Company") and Friendly's Restaurants Franchise, Inc. (the "Guarantor") in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration of the Company's 8 3/8% Senior Notes due 2012 (the "Notes") and the unconditional guarantees as to the payment of principal and interest on the Notes by the Guarantor (the "Guarantees"). Pursuant to the Registration Statement, the Company is offering to exchange (the "Exchange Offer") up to $175,000,000 aggregate principal amount of the Notes for a like amount of its outstanding 8 3/8% Senior Notes due 2012 (the "Original Notes") and to exchange the Guarantees for the unconditional guarantees as to the payment of principal and interest on the Original Notes by the Guarantor (the "Original Guarantees"). The Notes and the Guarantees will be issued upon consummation of the Exchange Offer. The Original Notes and Original Guarantees were, and the Notes and the Guarantees will be, issued pursuant to an indenture, dated as of March 8, 2004 (the "Indenture") among the Company, the Guarantor and The Bank of New York, as trustee (the "Trustee").

     In our capacity as counsel to the Company and the Guarantor we have examined (i) the Registration Statement, (ii) the Indenture and (iii) the originals, or copies identified to our satisfaction, of such corporate records of the Company and the Guarantor, certificates of public officials, officers of the Company and the Guarantor, and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the


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June 2, 2004
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conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Guarantor and others.

     Our opinion set forth below is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinion herein concerning any other laws.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Notes and the Guarantees have been duly authorized and executed by the Company and the Guarantor, respectively, the Notes (to which the Guarantees will be affixed) have been authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Notes and the Guarantees will be legally issued and will constitute valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, in accordance with their terms.

     The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

     In rendering the opinion set forth above, we have assumed that the Company has complied with all aspects of the laws of its jurisdiction of organization in connection with the issuance of the Notes.

     We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included as part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Mayer, Brown, Rowe & Maw LLP

                                       MAYER, BROWN, ROWE & MAW LLP